As filed with the Securities and Exchange Commission on July 30, 2021

Registration No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

_________________

J & J SNACK FOODS CORP.

(Exact name of registrant as specified in its charter)

____________________

New Jersey	22-1935537
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

6000 Central Highway

Pennsauken, New Jersey 08109

(Address of Principal executive offices)

J & J SNACK FOODS CORP.

INDUCEMENT RESTRICTED STOCK AWARD AGREEMENT

(Full title of Plan)

____________________

Dan Fachner

Chief Executive Officer and President

J & J Snack Foods Corp.

6000 Central Highway

Pennsauken, NJ 08109

(Name and address of agent for service)

___________________

(856) 665-9533

(Telephone number, including area code, of agent for service)

__________________

Copies to:

Katayun Jaffari

Cozen O’Connor

One Liberty Place

1650 Market Street, Suite 2800

Philadelphia, PA 19103

(215) 665-4622

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Exchange Act.

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, no par value	1,579 (2)	$173.12 (3)	$ 273,356.48	$ 29.82

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (this “Registration Statement”) shall also cover any additional shares of common stock which become issuable under the Inducement Restricted Stock Award Agreement (the “Inducement Agreement”), effective as of October 20, 2020, by and between J & J Snack Foods Corp., a New Jersey corporation (the “Registrant” or the “Company”) and Ken A. Plunk, by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Company’s outstanding shares of Common Stock.

(2)

Represents 1,579 shares of restricted stock granted to Mr. Plunk pursuant to an Inducement Agreement with such shares vesting over three (3) years in equal installments on October 20, 2021, October 20, 2022, and October 20, 2023, as a material inducement to his continued employment with the Company, in accordance with NASDAQ Listing Rule 5635(c)(4).

(3)

Estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the average trading price of the Registrant’s Common Stock as reported on the NASDAQ Global Market on July 27, 2021, which was $166.60 per share.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to the employee as specified in Rule 428 of the Securities Act. Accordingly, the information specified in Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428(b)(1) of the Securities Act and the introductory note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THIS REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously or concurrently filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

(i)          The Registrant’s Annual Report on Form 10-K for the year ended September 26, 2020, filed with the Commission on November 25, 2020;

(ii)         The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarter ended December 26, 2020, filed with the Commission on January 28, 2021, the fiscal quarter ended March 27, 2021, filed with the Commission on April 29, 2021, and the fiscal quarter ended June 26, 2021, filed with the Commission on July 29, 2021;

(iii)        The Registrant’s Definitive Proxy Statement, filed with the Commission on December 17, 2020;

(iv)        The Registrant’s current reports on Form 8-K filed with the Commission on October 26, 2020, December 8, 2020, January 12, 2021, February 11, 2021, February 12, 2021, May 12, 2021, and May 14, 2021; and

(v)        The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form S-2 (File No. 33-40811) filed with the Commission on May 24, 1991, which description is incorporated herein by reference, and all amendments or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such report or other document. Any statement contained in the documents incorporated, or deemed to be incorporated, be reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

All information appearing in this Registration Statement is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Under Section 14A:3-5 of the New Jersey Business Corporation Act (the “NJBCA”), the Company shall indemnify each of its directors and officers for his expenses (that is, reasonable costs, disbursements and counsel fees) incurred in connection with any proceeding involving such person by reason of his having been an officer or director of the Company, to the extent he is successful on the merits.

The By-Laws of the Company provide that the Company shall, to the fullest extent permitted by applicable law, indemnify its directors and officers who were or are a party or are threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not such action, suit or proceeding arises or arose by or in the right of the Company or other entity) by reason of the fact that such director or officer is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee, general partner, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise (including service with respect to employee benefit plans), against expenses (including, but not limited to, attorneys’ fees and costs), judgments, fines (including excise taxes assessed on a person with respect to any employee benefit plan) and amounts paid in settlement actually and reasonably incurred by such director or officer in accordance with such action, suit or proceeding, except as otherwise provided in the By-Laws. Expenses incurred by a director or officer of the Company in defending a threatened, pending or completed civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company, except as otherwise provided in the By-Laws. The indemnification and advancement or reimbursement of expenses provided by, or granted pursuant to, provisions contained in the By-Laws shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement or reimbursement of expenses may be entitled under the Company’s Amended and Restated Certificate of Incorporation or any by-law, agreement, vote of shareholders or directors or otherwise, both as to action in such director’s or officer’s official capacity and as to action in another capacity while holding that office.

The Amended and Restated Certificate of Incorporation of the Company provides that directors shall not be personally liable to the Company or its shareholders for damages for breach of any duty owed to the Company or its shareholders, except that such provision shall not relieve a director from such liability for any breach of duty based on an act or omission (a) in breach of such director’s duty of loyalty to the Company or its shareholders, or (b) not in good faith, or involving a knowing violation of law, or (c) resulting in the receipt by such director of an improper personal benefit.

The Company’s directors and officers are currently insured under a Directors and Officers Liability Including Company Reimbursement Policy with a policy limit of $5,000,000, subject to certain deductibles and exclusions, for any actual or alleged error or misstatement or misleading statement or act or omission or neglect or breach of duty by the directors and officers of the Company in the discharge of their duties, individually or collectively, or any matter claimed against them solely by reason of their being directors or officers of the Company.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

EXHIBIT INDEX

Exhibit Number	Description

5.1*	Opinion of Cozen O’Connor

10.1*	Inducement Restricted Stock Award Agreement

23.1*	Consent of Grant Thornton LLP

23.2	Consent of Cozen O’Connor (included as part of Exhibit 5.1)

_______________________________

*Filed herewith

Item 9. Undertakings.

(a)  The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, That:

(1)    Paragraphs (a)(1)(i) and (a)(1)(ii) above shall not apply if the information required to be included in the post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Township of Pennsauken, State of New Jersey, on July 30 , 2021

J & J SNACK FOODS CORP.

Date: July 30, 2021	By:	/s/ Dan Fachner
Dan Fachner
Chief Executive Officer and President
(Principal Executive Officer) By: /s/ Ken A. Plunk Ken A. Plunk Chief Financial Officer (Principal Financial Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dan Fachner his true and lawful attorney-in-fact and agent with full power of substitution or resubstituting, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documentation in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement was signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Gerald B. Shreiber Gerald B. Shreiber	Chairman of the Board and Director	July 30, 2021

/s/ Dan Fachner Dan Fachner	Chief Executive Officer and President (Principal Executive Officer)	July 30, 2021

/s/ Ken A. Plunk Ken A. Plunk	Chief Financial Officer (Principal Financial Officer) (Principal Accounting Officer)	July 30, 2021

/s/ Peter G. Stanley Peter G. Stanley	Director	July 30, 2021

/s/ Sidney R. Brown Sidney R. Brown	Director	July 30, 2021

/s Vincent Melchiorre Vincent Melchiorre	Director	July 30, 2021

/s/ Marjorie Shreiber Roshkoff Marjorie Shreiber Roshkoff	Director	July 30, 2021